First Financial Northwest, Inc.
Code of Business Conduct and Ethics Policy

Exhibit 14

CODE OF BUSINESS CONDUCT AND
ETHICS POLICY

April 2018

First Financial Northwest, Inc.
Code of Business Conduct and Ethics Policy

Table of Contents
1.0 OVERVIEW OF THE CODE OF BUSINESS CONDUCT AND ETHICS3
1.1 PURPOSE OF THE CODE    3
1.2 APPLICATION OF THE CODE3
1.3 REPORTING VIOLATIONS OF THE CODE    4
1.4 OBTAINING GUIDANCE    4
1.5 PRINCIPLES AND STANDARDS OF CONDUCT    4
2.0 CONFLICTS OF INTEREST5

AND INSIDER INFORMATION	6

L INSIDE INFORMATION	7

SONAL INVESTMENTS AND FINANCIAL AFFAIRS	8

AND FEES	8

ACTIVITIES	9
8.0 CORPORATE OPPORTUNITIES10

COMPLIANCE WITH LAWS, RULES AND REGULATIONS	10
10.0 USE OF FIRST FINANCIAL’S PROPERTY AND TIME11

PRACTICES	11
12.0 ANTI-TRUST RULES – CHARGES AND PRICING12
13.0 UNDESIRABLE BUSINESS12
14.0 ILLEGAL ACTIVITY12
15.0 FAIR DEALING13
16.0 INTERACTIONS WITH AUDITORS, EXAMINERS AND LEGAL COUNSEL13
17.0 CONDUCT OF INSIDERS13
17.1 DIRECTOR, EXECUTIVE OFFICER, PRINCIPAL SHAREHOLDER, AND EMPLOYEE DEPOSIT ACCOUNTS13
18.0 LOANS TO DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS14
19.0 SPECIAL ETHICAL OBLIGATIONS OF THE CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS14

ION AND WAIVERS	14
21.0 TRAINING15
22.0 RECORD RETENTION15

MPLOYEE ACKNOWLEDGEMENT/CERTIFICATION FORM CODE OF BUSINESS CONDUCT AND ETHICS POLICY	17

ER ACKNOWLEDGEMENT/CERTIFICATION FORM CODE OF BUSINESS CONDUCT AND ETHICS POLICY	18

First Financial Northwest, Inc.
Code of Business Conduct and Ethics Policy

1.0 Overview of the Code of Business Conduct and Ethics

1.1 Purpose of the Code

The business of First Financial Northwest, Inc. and its subsidiaries and affiliates, including but not limited to First Financial Northwest Bank (collectively referred to as "First Financial"), includes a full array of retail banking and related financial services. During the performance of First Financial’s duties, it is necessary to interact with many constituencies. These persons place their trust in First Financial and accordingly, First Financial has the responsibility to keep this trust and be in strict compliance with all applicable laws and regulations.

First Financial requires corporate and affiliate directors, officers, and employees to observe a high standard of ethics in business and personal matters. Loyalty, fidelity, and good morals are assumed qualities of those who represent First Financial but, nevertheless, need to be emphasized. A reputation for good morals, ethics, and integrity is within the reach of all, and directors, officers, and employees must remain above reproach throughout their business careers.

The Code of Business Conduct and Ethics (the “Code”) is intended to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The Code is also intended to avoid conflicts of interest, or the appearance of conflicts, by requiring appropriate disclosure to supervisors of any material transaction or relationship that reasonably could be expected to give rise to a conflict. The Code is also intended to promote full, fair, accurate, timely, and understandable disclosure in documents First Financial files with, or submits to, the Securities and Exchange Commission (SEC) and in all other public and regulatory communications made by First Financial. The Code is also intended to promote compliance with applicable governmental laws, rules and regulations; prompt internal reporting to designated persons of violations of the Code; and accountability for adherence to the Code. The Code should be considered as illustrative, but not regarded as all-inclusive.

1.2 Application of the Code

The Code applies to all of First Financial’s directors, officers, and employees, including directors, officers, and employees of First Financial’s subsidiaries and affiliates. The Code applies to all employee decisions and activities within the scope of employment, or when representing First Financial in any capacity. A copy of the Code will be included in the orientation package provided to new employees. Following review of the Code, new employees will be asked to sign a written confirmation that they have reviewed the Code in its entirety, and agree to adhere to its provisions. Existing employees will be asked to review the Code annually. All directors, officers, and employees will be required to sign a certification form as acknowledgment and acceptance of this policy. All First Financial directors, officers, and employees should be familiar with the requirements of the Code, and should encourage employees to apply the Code to their daily

First Financial Northwest, Inc.
Code of Business Conduct and Ethics Policy

activities and decisions, and to seek guidance from the appropriate individuals when additional information or explanation is needed.

Copies of the Code may be obtained from several sources, including First Financial’s internal and external-facing websites, and the Risk Management Department.

1.3 Reporting Violations of the Code

Any known or suspected violation of the Code, including actions or failures to act, must be promptly reported to the employee or officer’s supervisor, the Compliance Officer, or Chief Risk Officer. This includes violations or possible violations involving an employee (including officers), another employee (including officers), or a director. Any violation of law, rule or regulation applicable to First Financial and/or corporate policy, including, without limitation, First Financial’s Trading in Securities and Confidentiality of Insider Information Policy, is also a violation of this Code. Violations of the Code may result in disciplinary action, up to and including immediate termination of employment. Action taken will be commensurate with the seriousness of conduct and an evaluation of the situation. Questions regarding the Code and requests for a waiver from the Code should be brought to the appropriate person as stated in Section 3.0.

Officers, and employees should report any concerns regarding questionable accounting or auditing matters in accordance with First Financial’s current Whistleblower Policy on a confidential and anonymous basis, as outlined in same. The Investigative Council of the Audit Committee will immediately investigate each allegation and will make a full report to the Board of Directors (the” Board”) and management. All information will be held in strict confidence. Employees may submit a concern regarding an actual or suspected questionable accounting or auditing matter without fear of dismissal or retaliation of any kind.

All concerns or complaints will be promptly investigated and appropriate action taken. The Chief Risk Officer will document the results of the investigation in a report to the Board (or designated subcommittee thereof) in order to ensure a fair process is utilized in determining whether a violation of the Code has occurred. No person expressing concerns or complaints will be subject to any disciplinary or other adverse action by First Financial absent a knowingly false report. All concerns or complaints may be made anonymously and will remain confidential, except as otherwise required by law or legal process. Reports should provide sufficient information to allow First Financial to properly investigate alleged concerns. First Financial will retain a record of all concerns and complaints, and the results of its investigations, for five years.

1.4 Obtaining Guidance

If a director, officer, or employee needs additional explanation regarding a particular provision of the Code, or if a director, officer, or employee needs guidance in a specific situation, including whether a conflict or potential conflict of interest may exist, the officer or employee should contact their immediate supervisor. If they are uncomfortable speaking to their immediate supervisor, or if they require additional guidance after having consulted with their supervisor, they are encouraged to contact the Compliance Officer, Chief Risk Officer, or the Chief Executive Officer.

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Code of Business Conduct and Ethics Policy

Directors shall direct any questions or inquiries regarding any provision of the Code to the Compliance Officer, Chief Risk Officer, or the Chief Executive Officer.

1.5 Principles and Standards of Conduct

One of the most valued assets of First Financial is its reputation for integrity as determined by the personal conduct of its directors, officers, and employees, and how that conduct may be perceived by the public. The ethical management of both personal and business affairs is most important to all directors, officers, and employees in order to avoid situations that might lead to a conflict, or even suspicion of a conflict, between personal interest and responsibility to First Financial. A director, officer, or employee’s position should never be used directly or indirectly for private gain; for advancement of personal interests; or to obtain favors or benefits for oneself, customers, or suppliers.

The following is a statement of policy regarding standards of conduct expected from directors, officers, and employees of First Financial. This statement supplements the standards of conduct provided in the Employee Handbook, including the policies on ethics, confidentiality, and conflicts of interest.

2.0 Conflicts of Interest

All directors, officers, and employees should avoid situations that could result in, or give the appearance of, a conflict of interest concerning either First Financial or its shareholders, or any affiliate or its customers.

A “conflict of interest” occurs when an individual’s private interest interferes in any way – or even appears to interfere – with the interests of First Financial as a whole. A conflict situation can arise when a director, officer, or an employee takes action or has interests that may make it difficult to perform his or her work for First Financial objectively and effectively. Conflicts of interest also arise when a director, officer, or an employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with First Financial.

Personal interest that could affect the proper exercise of judgment must be avoided. It is First Financial’s policy that directors, officers, and employees may not engage in conduct that will conflict with the interests of First Financial. It is important to avoid even the appearance of a conflict of interest, since the appearance of a conflict of interest can be as damaging as an actual conflict, whether to the reputation of First Financial or the individual. In those cases where personal interests do exist, or may appear to exist, an officer or employee should disqualify himself or herself and permit other members of First Financial’s staff to handle the transaction, and a director should disqualify himself or herself and abstain from discussion and voting on the matter. The Board or a Board designated committee will review any contract or business arrangement in which First Financial is or will be a participant and where any director, officer, or employee had, has, or will have a direct or indirect financial interest (excluding routine/traditional banking services such as deposit and loan transactions governed by separate protocols and

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Code of Business Conduct and Ethics Policy

applicable regulatory requirements, as outlined in Sections 17.0 and 18.0 of this policy, as well as other established operating policies, standards, and procedures/internal controls). Approval or ratification will be made only for those transactions that are in, or are not inconsistent with, the best interests of First Financial, as the Board or Board designated committee determines in good faith.

In determining whether a conflict of interest could exist, directors, officers, and employees should remember that the rules also apply to their spouses and children, including adult children, where appropriate. For example, a conflict of interest would arise where the spouse of an employee was offered a business opportunity on account of the employee's position at First Financial.

No statement of policy can address all situations that may present a conflict of interest for directors, officers, or employees. First Financial must rely on the character, integrity, and judgment of its directors, officers, and employees to avoid those situations that may create a conflict of interest, or the appearance of a conflict. In situations not specifically addressed in this Code or in instances where the individual needs additional guidance or explanation regarding a particular situation, the director, officer, or employee is encouraged to seek guidance as provided in Section 1.4 of this Code.

3.0 Confidential and Insider Information

Confidentiality is a fundamental principle of the financial services business. In the course of directors, officers, and employees performing their duties, they may acquire or be privy to confidential information. Confidential information includes all non‐public information that might be of use to competitors or harmful to First Financial or its customers, if disclosed. Confidential information, in any form, obtained through business or personal contacts with customers, prospective customers, suppliers, or other employees shall be used solely for First Financial’s purposes. Information reflecting favorably or adversely upon the current or future value of any business enterprise should not be used in any manner for personal gain or for advantage to a third party. This information must not be revealed or disclosed to unauthorized persons or discussed with others within First Financial unless their duties require this information for business transactions, as required by law or as permitted by the Bank’s Customer Privacy Policy. In addition, the use of confidential information about one customer to further the private interests of another customer is unethical and possibly illegal.

Some specific examples of confidential information include:

•	The identity of customers and potential customers and their personal, business and financial information;

•	Non‐public business and financial information of First Financial;

•	Personal information regarding any employee of First Financial;

•	Personal or non‐public business information regarding any supplier, vendor or agent of First Financial;

•	Information related to, including the identity of, potential candidates for mergers and acquisitions;

•	Information regarding First Financial’s sales strategies, plans or proposals;

•	Information related to computer software programs, whether proprietary or standard;

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Code of Business Conduct and Ethics Policy

•	Information related to documentation systems, information databases, customized hardware or other information systems and technological developments;

•
Manuals, processes, policies, procedures, compositions, opinion letters, ideas, innovations, inventions, formulas and other proprietary information belonging to First Financial or related to First Financial’s activities;

•	Security information, including without limitation, policies and procedures, passwords, personal identification numbers (PINs) and electronic access keys;

•	Communications by, to and from regulatory agencies, as well as auditors; and

•	Certain communications with or from attorneys for First Financial, whether internal or external.

This caution on confidential information does not preclude releasing certain customer information when authorized by the customer, or to the government when appropriate. Guidance as to the release of any confidential customer information from the Compliance Officer should be sought in all such cases. Disclosure of confidential information to attorneys, accountants, and other professionals working on behalf of First Financial, as well as regulatory examiners, may also be appropriate.

Furthermore, it is the responsibility of each director, officer, and employee to adhere to the internal controls in place to protect customer information from misuse that could result in identity theft, as required by the Gramm-Leach-Bliley Act.

4.0 Material Inside Information

In certain instances, confidential information could be considered "insider information" within the meaning of federal and state securities laws. Directors, officers, and employees must be extremely cautious in discussing the corporate affairs of First Financial with customers or outsiders, including with shareholders of First Financial who do not have a right to such information before an announcement is made to all shareholders of First Financial. Generally, material inside information is defined as any information that is confidential in nature, and that a reasonable investor would likely consider important in deciding whether to buy, sell, or hold First Financial’s securities. Trading in First Financial’s securities while being aware of material inside information or disclosing such information to others who in turn may trade on the basis of that information could result in substantial civil and criminal penalties for all persons involved. First Financial has a separate Trading in Securities and Confidentiality of Insider Information Policy applicable to all directors, officers, and employees. The following types of information, if not generally known or publicly disclosed, should be considered material inside information and treated according to the provisions of this Code and First Financial’s Trading in Securities and Confidentiality of Insider Information Policy:

•Proposals or plans for mergers and acquisitions;
•Earnings estimates or results, whether for the month, quarter or year;
•Changes in dividends;
•New product innovation, development or implementation;
•Major litigation, adverse regulatory proceeding or material threat of either event;
•Significant operational issues, including changes in non‐performing assets;

First Financial Northwest, Inc.
Code of Business Conduct and Ethics Policy

•	Significant expansion of operations, whether geographic or otherwise, or the curtailment of current or future planned operations; and
•Any other information that, if known, would likely influence the decisions of investors.

Until such information is disseminated to the general public through a press release or other public announcement, directors, officers, and employees are prohibited from either purchasing or selling First Financial's stock (continuing until the later of 48 hours or one full trading day after the public release of such information or until such information is no longer material). The SEC has stringent rules and regulations related to trading securities while in the possession of material, non-public information. Violation of this policy could subject directors, officers, or employees to possible action by the SEC, the result of which may include fines and/or imprisonment. Should any director, officer, or employee desire to acquire or sell First Financial's stock while knowledgeable of information that has not been released to the public, they must first consult with First Financial’s Human Resources department. Additional details on trading restrictions are included in the Trading in Securities and Confidentiality of Insider Information Policy for employees, as well as directors and officers.

5.0 Personal Investments and Financial Affairs

Directors, officers, and employees of First Financial, like any other individuals, may make personal investments in corporate stock, real estate, etc. Such investments, however, shall not be made as a result of confidential information that is also material inside information obtained through the director, officer, and employee’s position with First Financial. Particular care should be taken with original or new stock issues. Confidential information about First Financial and its customers and suppliers acquired by directors, officers, and employees in the course of their duties is to be used solely for First Financial 's purpose and not as a basis for personal investment by directors, officers, and employees or their immediate families. In making personal investments, all directors, officers, and employees should be guided by a keen awareness of potential conflict. In addition, personal investments should not influence a director’s, officer’s, or employee's judgment or action in the conduct of First Financial’s business.

It is expected that all directors, officers, and employees will conduct their personal financial affairs in a manner that will not reflect adversely upon First Financial or on their personal standing in the community.

6.0 Gifts and Fees

Whether or not directors, officers, or employees may accept gifts or gratuities is dependent on the particular circumstances. Substantial gifts and excessive entertainment offered because of the director, officer, or employee affiliation with First Financial should be courteously and tactfully declined. Commissions, fees, or propositions involving personal gain to a director, officer, or employee in connection with a transaction are highly improper and in some cases, illegal.

No director, officer, or employee or member of his or her immediate family should give or accept cash, gifts, special accommodations, or other favors to/from anyone with whom the person is negotiating, soliciting, or doing business with on behalf of First Financial. Similarly, officers and employees may not

First Financial Northwest, Inc.
Code of Business Conduct and Ethics Policy

solicit or accept personal fees, commissions, or other forms of remuneration because of any transaction or business involving First Financial.

The preceding prohibitions are not applicable to entertainment or hospitality of a reasonable value, or gifts (but never cash), which under the circumstances, are of limited or nominal value. Nominal value is considered anything not greater than $75.00.

Whenever possible, First Financial should pay the expenses of a director, officer, or employee. Frequent invitations from customers or vendors for meals or entertainment should be declined or handled with firm insistence that the director, officer, or employee pays for alternate meals. The acceptance of gifts of more than a nominal value could be considered as an attempt at bribery and could subject both the giver and the recipient to felony charges as well as the penalties prescribed under the Bank Bribery Act, 18 U.S.C. § 215. The Bank Bribery Act also covers agents or attorneys of a financial institution.

The guidelines of the federal regulatory agencies include seven categories of gifts that a bank may permit its employees to accept. They are:

•	Gifts based on obvious family or personal relationships where the circumstances make it clear it is the relationship rather than the business of the bank that is the motivating factor.

•
Meals, refreshments, entertainment, accommodations, or travel arrangements, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the bank if not paid for by another party.

•	Loans from other banks or financial institutions on customary terms to finance proper, usual activities of bank officials, such as home mortgage loans, except where prohibited by law.

•	Advertising or promotional material of reasonable value.

•	Discounts or rebates on merchandise or services that do not exceed those available to other customers of that merchant.

•	Gifts of reasonable value related to commonly recognized events or occasions such as a promotion, wedding, retirement, holiday, or other special occasion.

•	Civic, charitable, educational, or religious organizational awards for recognition of service and accomplishment.

Full and timely disclosure to the Compliance Officer or Chief Risk Officer must be made with respect to entertainment, hospitality, or gifts received. Any question or doubt as of their receipt should be referred to and resolved by the Compliance Officer, Chief Risk Officer, or the Chief Executive Officer on a timely basis. The tactful communication of the limitations of this policy to the donors of gifts is also strongly encouraged.

7.0 Outside Activities

Outside activities that might constitute a conflict of interest or interfere with performance, or compromise a director, officer, or employee’s position, are to be avoided. Having a business or other employment

First Financial Northwest, Inc.
Code of Business Conduct and Ethics Policy

outside of and not directly competitive with First Financial is permissible provided that it does not conflict with the director’s, officer’s, or employee's duties or the time and attention required of his or her position at First Financial. Employee activities such as full‐time outside employment; the rendering of investment, legal, or accounting services; membership on corporate or other outside boards of directors; seeking of an elective political position; appointment to government bodies or acceptance of a fiduciary appointment (executor, administrator, guardian, or trustee) with another person, firm, or corporation (except when serving as a fiduciary for a member of the employee’s immediate family or for the estate of a family member) should be reviewed and approved by First Financial's Chief Executive Officer prior to such undertakings. Any denials may be appealed to the Board. As in the past, active participation on the part of directors, officers, and employees in service clubs and civic, charitable, and religious organizations fostering the betterment of the community, and the active use of various social memberships in maintaining a proper image of the organization’s within the community is encouraged.

Community and political activities by directors, officers, and employees are encouraged, provided that participation:

•	is accomplished in a legal manner;

•	does not interfere with work performance for First Financial;

•	is not deemed to be divisive in the community; and

•	occurs in such a manner that clearly indicates that the director, officer, or employee does not speak for First Financial and in no way reflects unfavorably on First Financial.

Federal law prohibits First Financial from making political contributions to parties or candidates. At no time will directors, officers, or employees solicit other employees for political contributions or coerce others into contributing to any organization. Loans to political parties or candidates are also generally prohibited. The use of any corporate funds, supplies, special services, equipment, or labor for political purposes must be avoided as such use is illegal. Additionally, no reimbursement will be made to any individual for political contributions or for the cost of attendance at any political function. Fundraising efforts for any purpose should be avoided if there is any possibility of an adverse effect on the reputation of First Financial.

8.0 Corporate Opportunities

Directors, officers, and employees owe a duty to First Financial to advance its legitimate interests when the opportunity to do so arises. Accordingly, directors, officers, and employees must avoid conflicts involving business opportunities that may arise as a result of their service or employment with First Financial. The following are brief guidelines regarding improper business opportunities or relationships that are prohibited and must be reported if known or suspected. These guidelines are not intended to be the only business situations that may involve a conflict of interest.

•
Taking for yourself personally an opportunity that is discovered through the use of corporate property, information, or position or otherwise personally accepting a business opportunity that belongs to First Financial.

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Code of Business Conduct and Ethics Policy

•	Using corporate property, information, or position for personal gain.

•	Engaging in a business opportunity that competes with First Financial, whether directly or indirectly.

9.0 Compliance with Laws, Rules and Regulations

All directors, officers, and employees of First Financial are required to comply with the requirements of this Code, all policies of First Financial and applicable laws, rules and regulations, including, without limitation, the insider trading laws. Directors, officers, and employees must also comply with the procedures implementing and effectuating First Financial’s policies. Failure to comply with First Financial’s policies and procedures may result in disciplinary action, up to and including immediate termination of employment or service on the Board.

10.0 Use of First Financial’s Property and Time

In order to maintain the Bank’s efficient operation, all of First Financial’s property should be closely protected by employees, officers, and directors and used primarily for business-related purposes. This limitation includes, but is not limited to, the following:

•
Employees’ use of First Financial’s technology, including voicemail, electronic mail, facsimiles, internet, and other electronic communication should be primarily for business-related purposes, and should be used in a manner that does not adversely affect First Financial’s reputation or that of its employees;

•	Employees should exercise caution in safeguarding all electronic programs and technology, data and communications, including any and all information accessed inadvertently or in error;

•
Employees should exercise a reasonable amount of caution in ensuring the physical security of First Financial’s property, including laptop computers, mobile telephones, and other mobile equipment belonging to First Financial, especially when such property is used outside of First Financial’s premises;

•
Employees should not use, modify, or provide access to First Financial’s property, including facilities, records technology, data, and documentation, except as authorized in the course of employment; and

•	Employees are prohibited from creating or using unlicensed copies of computer software programs, whether proprietary or standard.

During working hours and during any period of time that an employee is utilizing First Financial’s facilities or equipment, employees should devote substantially all of the employee’s time to his/her employment duties.

11.0 Accounting Practices

First Financial Northwest, Inc.
Code of Business Conduct and Ethics Policy

All directors, officers, and employees are expected to observe and comply with generally accepted accounting principles, the system of internal controls and disclosure controls and procedures established by First Financial requiring that corporate books and records accurately and fairly reflect in reasonable detail the financial condition and results of operations of First Financial. First Financial’s policies are intended to promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the SEC and in First Financial’s public statements. In furtherance of these requirements, employees must practice the following:

•	No false, misleading, or artificial entries shall be made on corporate books, records, and reports for any reason.

•	No undisclosed or unrecorded corporate funds or assets shall be established for any purpose.

•
No payments from corporate funds or other assets shall be approved or be made with the intention or understanding that any part of such payment will be used for any purpose other than that described by the documents supporting the payment. All payments must be supported with appropriately approved purchase orders, invoices or receipts, expense reports or other customary documents, all in accordance with established policy.

12.0 Anti-Trust Rules – Charges and Pricing

Interest rates on deposits and loans, terms of loans, service charges, and other similar matters will be determined solely on the basis of what is in the best interest of First Financial and its customers. Under no circumstances should any agreements or understandings be established with any other financial institution concerning such charges. First Financial is individually responsible for its policies and operating procedures.

It is important that no comments be made or actions taken by directors, officers, or employees that could be misinterpreted as an agreement to cooperate with competitors in following a common course of action as to rates of interest paid, the terms on which loans are made, hours, or the price or services offered to customers. Situations where discussions with competitors are permissible are strictly limited to circumstances where action by a banking group is warranted, such as an extension of a term loan by a group of banks or a potential bad loan situation where cooperation among lenders is necessary to assist the borrower in working out financial problems.

13.0 Undesirable Business

Directors, officers, and employees may not discriminate in the acceptance of business brought to the Bank by reputable persons. However, it should also be kept in mind that accounts or loans requested from known controversial or unsavory persons or firms should generally be declined. Such relationships could lead to loss and embarrassment for First Financial and should be very carefully considered.

14.0 Illegal Activity

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Code of Business Conduct and Ethics Policy

Directors, officers, and employees are expected to abide by all local, state and federal laws, regulations and guidelines. Officers or employees engaged in activities found to be in conflict with and against these laws, regulations or guidelines may be subject to termination of employment. Examples of illegal activity include, but are not limited to:

•	embezzlement;

•	unauthorized sale of information;

•	frauds such as forgery, counterfeiting, and check kiting;

•	unauthorized use of funds, revenues, and fees;

•	abuse of expense, asset, and liability accounts; and

•	sexual harassment or discrimination.

In addition, any director, officer, or employee who is charged with, or is entering into a pretrial diversion or similar program for, any crime involving breach of trust, dishonesty, money laundering, a drug-related offense, a crime of violence or a felony must immediately notify the Compliance Officer or Chief Risk Officer.

15.0 Fair Dealing

Each director, officer, and employee should endeavor to deal fairly with First Financial’s customers, suppliers, competitors, and employees. No director, officer, or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

The competition between First Financial and other financial institutions should be positive. The best possible service and personal interest in First Financial’s customers are much more effective than the criticism of a competitor. Such criticism is not in keeping with the character of First Financial and should have no place in the conversation of directors, officers, and employees.

16.0 Interactions with Auditors, Examiners and Legal Counsel

Directors, officers, and employees are all required to respond timely and to the best of their ability based on the knowledge of the facts when dealing with any of First Financial’s independent auditors, regulators, and attorneys.

17.0 Conduct of Insiders

12 CFR § 215, or Federal "Regulation O", defines "insiders" as directors, executive officers, and principal shareholders. These individuals must take care that their conduct does not violate rules relating to self-dealing and personal gains. At no time are members of this group allowed to take advantage of their position in First Financial for personal profit or influence over credit and other decisions with regard to their business or personal interests.

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Decisions regarding sale or purchases of company assets and services must be made in the best interests of First Financial with no influences on insiders resulting from gifts, entertainment, or gratuities. All conduct of such business must be at "arm's length".

17.1	Director, Executive Officer, Principal Shareholder, and Employee Deposit Accounts

All directors, executive officers, employees, and principal shareholders (principal shareholders include any individual who directly or indirectly controls 10% of First Financial’s stock) are encouraged to maintain their deposit accounts at First Financial Northwest Bank. However, under no circumstances will First Financial Northwest Bank pay a rate of interest more than the rate available to all customers.

All applicable fees, including maintenance and service charges, will be assessed on all accounts of directors, officers, and employees. However, for non-executive officers, and employees, fees may be waived at the discretion of management provided that such waiver is applied universally. Overdraft fees may be waived for occasional inadvertent overdrafts of $1,000.00 or less, if covered within two business days.

In accordance with Federal Regulation O, First Financial Northwest Bank is restricted to only paying inadvertent overdrafts of directors and executive officers provided that the overdraft is in an amount not in excess of $1,000.00, the account is not overdrawn for more than five business days, and the same overdraft fee that is charged to Bank customers is assessed to the director or executive officer. Under no circumstances will an overdraft fee be waived for a director or an executive officer of First Financial. Furthermore, as a way to avoid potential violations of Regulation O as they relate to overdraft restrictions, it is strongly recommended that all directors and executive officers establish an overdraft transfer account such that overdrafts are automatically covered by funds available in a separately designated account.

18.0 Loans to Directors, Executive Officers and Principal Shareholders

Loan requests made by a director, executive officer, or principal shareholder shall be considered on the same terms and conditions as applicable to any other person who is not an employee of First Financial. Said terms include but are not limited to: interest rates, maximum loan amounts, collateral, loan to value maximums, repayment terms, and risk factors. Furthermore, loans made to any of the above individuals shall be restricted to the same credit products generally offered to the public. Additional restrictions and requirements for director and executive officer loans under Regulation O is outlined in First Financial’s Lending Policy.

19.0 Special Ethical Obligations of the Chief Executive Officer and Senior Financial Officers

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Code of Business Conduct and Ethics Policy

The Chief Executive Officer, the Chief Financial Officer, the Principal Accounting Officer, Controller, or persons performing similar functions ("Senior Financial Officers") must act honestly and ethically, as outlined in this Policy. Senior Financial Officers should also promote honest and ethical behavior within First Financial; furthermore, they are responsible for establishing and maintaining appropriate disclosure controls, financial reporting procedures, and internal controls.

Lastly, Senior Financial Officers cannot have been employed by First Financial’s external financial audit firm during the one-year period preceding the audit, as required by the Sarbanes-Oxley Act.

20.0 Administration and Waivers

This Code will be administered and monitored by First Financial’s Audit/Compliance/Risk (ACR) Committee that will make periodic reports to the Board of Directors, as necessary. The Board shall review the Code on an annual basis, making such revisions and amendments, as it deems appropriate. Management along with the Compliance Officer and Chief Risk Officer will assist in such reviews and will bring specific matters requiring attention to the ACR Committee. General questions and requests for additional information on this Code should be directed to the Compliance Officer, Chief Risk Officer, or the Chief Executive Officer.

Any requests for waivers of the Code for employees who are not executive officers should be directed through their supervisor, to the Compliance Officer, or Chief Risk Officer. Requests for waivers for directors and executive officers should be directed to the Board of Directors through the Corporate Secretary. A majority vote of the Board is required to waive the applicability of the Code for a director or executive officer. Any waiver granted to directors or executive officers, including the principal accounting officer, and the reasons for granting the waiver, and any change in the Code applicable to directors and executive officers, including the principal accounting officer, must be promptly (within four business days) disclosed to the public as required by law, SEC rule or regulation or other rule or regulation, or the rules and regulations of The NASDAQ Stock Market LLC. This Code shall be publicly available at all times.

21.0 Training
Compliance shall ensure that new and existing employees receive training on ethics and personal judgement.

22.0 Record Retention

The Bank will comply with the retention requirements set forth in the applicable regulations.

Approved:     April 18,2018

First Financial Northwest, Inc.
Code of Business Conduct and Ethics Policy

The Board of Directors
First Financial Northwest, Inc.

Previous Review/Revision Dates

September 2017
September 2016
September 2015
June 2014
June 2013

May 2012
May 2011
May 2010
May 2009
March 2008

First Financial Northwest, Inc.
Code of Business Conduct and Ethics Policy

EMPLOYEE ACKNOWLEDGEMENT/CERTIFICATION FORM CODE OF BUSINESS CONDUCT AND ETHICS POLICY

I, the undersigned, hereby certify that I have read the First Financial Northwest – Code of Business Conduct and Ethics Policy in its entirety, that I fully understand the content thereof, that I have complied with its requirements, and that I am not aware of any violation thereof on the part of myself or any other person or employee.

I have no knowledge, either direct or indirect, either factual or suspected, of any information regarding any activities that are illegal, unethical, or fraudulent, or that create a conflict of interest or financial weakness, on the part of any employee, borrower, depositor, or Director of First Financial Northwest and its affiliates, including but not limited to First Financial Northwest Bank (“First Financial”). I have no knowledge (other than what has already been publicly released or properly communicated) of any information that would harm First Financial, its directors, its employees, or its customers in a financial, slanderous, or libelous way or that would prevent any of the above from receiving their full legal rights and remedies in courts of law or from having their insurance and bond coverage claims honored in full.

I further certify, that if any exceptions to the above exist, I have made full and proper disclosure to either the Compliance Officer, Chief Risk Officer, Chief Executive Officer or as otherwise required by the First Financial Northwest – Code of Business Conduct and Ethics Policy and that First Financial has agreed to keep all such disclosures confidential; except that where such disclosures result in the discovery of improper or illegal activities, First Financial will, of necessity, use such information in the proper exercise of its duties and responsibilities, protecting my interest as much as possible.

Employee’s Name (printed):

Employee’s Signature:

Date Signed:

First Financial Northwest, Inc.
Code of Business Conduct and Ethics Policy

OFFICER ACKNOWLEDGEMENT/CERTIFICATION FORM CODE OF BUSINESS CONDUCT AND ETHICS POLICY

I, the undersigned, hereby certify that I have read the First Financial Northwest – Code of Business Conduct and Ethics Policy in its entirety, that I fully understand the content thereof, that I have complied with its requirements, and that I am not aware of any violation thereof on the part of myself or any other person or employee.

I have no knowledge, either direct or indirect, either factual or suspected, of any information regarding any activities that are illegal, unethical, or fraudulent, or that create a conflict of interest or financial weakness, on the part of any employee, borrower, depositor, or Director of First Financial Northwest and its affiliates, including but not limited to First Financial Northwest Bank (“First Financial”). I have no knowledge (other than what has already been publicly released or properly communicated) of any information that would harm First Financial, its directors, its employees, or its customers in a financial, slanderous, or libelous way or that would prevent any of the above from receiving their full legal rights and remedies in courts of law or from having their insurance and bond coverage claims honored in full.

I further certify, that if any exceptions to the above exist, I have made full and proper disclosure to either the Compliance Officer, Chief Risk Officer, Chief Executive Officer or as otherwise required by the First Financial Northwest – Code of Business Conduct and Ethics Policy and that First Financial has agreed to keep all such disclosures confidential; except that where such disclosures result in the discovery of improper or illegal activities, First Financial will, of necessity, use such information in the proper exercise of its duties and responsibilities, protecting my interest as much as possible.

Director’s/Officer’s Name (printed):

Director’s/Officer’s Signature:

Date Signed: ___________________